EXHIBIT 10.37
                                                 -------------


                             AGREEMENT

            THIS AGREEMENT (the "Agreement") is made and entered into as of ___________ (the "Effective Date")* between United Air Lines, Inc. ("UA") and UAL Corporation ("UAL," "UA" and "UAL" sometimes collectively referred to as "United") and __________________ residing at _____________________________
(sometimes referred to as "Executive").

            WHEREAS, Executive has served and is presently serving as an officer of UA (such position is hereinafter referred to as the "Executive Position"), and may hold various other positions and directorships with UA, UAL, or subsidiaries or affiliates thereof;

            WHEREAS, United and Executive have entered into a letter agreement, dated as of October 6, 1998 (the "Initial
Agreement") governing the circumstances under which this Agreement shall be entered into;

            WHEREAS, a "United Breach" and a "Triggering Event"
(each as defined in the Initial Agreement) have occurred;

            WHEREAS, United wishes to retain certain limited services of Executive, and Executive wishes to provide said services to United, in accordance with the terms and conditions set forth herein; and

            WHEREAS, Executive has agreed in this Agreement to provide such services and to release United from certain liabilities, as set forth in this Agreement, arising out of Executive's ceasing to serve in the Executive Position;

            NOW, THEREFORE, it is agreed by and between United and Executive as follows:

           1.    Relinquishment of Title, Continued
Employment. Executive hereby ceases to serve in the Executive Position, effective as of the Effective Date. Thereafter, Executive will continue to be actively employed by United, but Executive will perform services for United by being "on call", including testifying on behalf of United, and subject to such other assignments consistent with Executive's experience and reasonably acceptable to Executive as may be reasonably requested by either the person who is Executive's supervisor immediately prior to the United Breach (the "Supervisor") or the Supervisor's successor.

           2.    Time Period of Employment; Retirement.  A.
United agrees to employ Executive


______________________________________________
*This date is to be the date on which the Triggering Event occurs.


and Executive agrees to be employed by United on the basis stated in Paragraph 1 from the Effective Date through the earlier of (i) except as provided in Paragraph 2(B) below, 11:59 pm. on the second anniversary of the Effective Date or (ii) the termination of this Agreement and Executive's employment pursuant to Paragraph 4 hereof (such period, the "Term").

           B. If during the period commencing on the day following the second anniversary of the Effective Date and ending on the fifth anniversary of the Effective Date, Executive would first qualify for UA Retired Employee Status, as defined in United's Employee Policy Manual - Series 15 ("Retirement Status"), clause (i) of Paragraph 2(A) above shall refer to the last day of the first month that Executive so qualifies (such date, the "Qualifying Date").

           C.    If Executive qualifies for Retirement
Status at the end of the Term, Executive shall be deemed to have retired at the end of the Term for purposes of United's employee benefit plans, including, but not limited to, pension plans, retiree medical plans and retiree travel policies (collectively, the "United Benefit Plans") in accordance with the terms of each United Benefit Plan. Notwithstanding the foregoing, if the Term ends pursuant to Paragraph 2(A)(ii) above, by virtue of the operation of (1) Paragraph 4(A)(i), (ii) or (iv) below, Executive shall not be deemed to have retired at the end of the term for purposes of the United Benefit Plans; or (2) Paragraph 4(A)(iii) below, Executive will be governed by United's illness leave of absence policy and the benefits provided thereunder (other than any provision that would provide Executive with a right to resume employment with United) at the end of the Term, unless, if Executive qualifies for Retirement Status, Executive elects to retire in lieu of being governed by such policy. Notwithstanding any other provision hereof, Executive's qualification for retirement with respect to the Equity Plans and the Other Grants (each as defined in Paragraph 3(C)(vii) hereof) shall be determined pursuant to the provisions of Paragraph 3(C)(vii) hereof.

           3. Compensation and Benefits. A. Accrued Benefits; Salary. (i) United will pay or provide to Executive within 15 days following the Effective Date all amounts and benefits which Executive would have received between the date of the United Breach and the Effective Date had no United Breach occurred, and which have not been previously paid or provided, which amounts and benefits shall be determined without regard to any United Breach.

                 (ii)   United will pay Executive during
the Term a monthly salary equal to Executive's monthly salary (the "Basic Salary") as in effect immediately prior to the occurrence of the United Breach; provided, however, that if the Term is extended pursuant to Paragraph 2(B) hereof, the salary payable per month to Executive shall equal (a) the Basic Salary multiplied by 24, divided by (b) the number of whole and partial months between the Effective Date and the Qualifying Date. Such payments will be made on the same schedule as salary payments are made to actively employed officers of United from time to time, currently the 15th and last day of each month. Any amounts will be prorated for any partial month. All payments will be subject to withholding for taxes and other purposes as required by applicable law. During the Term, Executive will not be entitled to any increase nor subject to any decrease in such salary payments.


           B. Incentive Compensation. Within 15 business days following the Effective Date, United shall pay to Executive a lump sum cash payment equal to Executive's target "incentive opportunity" (as defined in UA's Incentive Compensation Plan as in effect immediately prior to the United Breach, or any comparable replacement plan (such plan or replacement plan, the "Incentive Compensation Plan")), multiplied by a fraction, the numerator of which is the number of days between January 1st of the year in which the Effective Date occurs and the Effective Date, and the denominator of which is 365. In addition, if Executive's incentive opportunity with respect to the immediately preceding fiscal year has not yet been paid or deferred as of the Effective Date, Executive shall be paid Executive's incentive opportunity, if any, that would have been paid with respect to such fiscal year, calculated without regard to any United Breach that would adversely affect the computation of such incentive opportunity, which payment shall made to Executive at the time it would otherwise have been paid pursuant to terms of the Incentive Compensation Plan. United shall also pay Executive during the Term a monthly payment (the "Monthly Incentive Payment") equal to one-twelfth of Executive's target incentive opportunity (as defined in the Incentive Compensation Plan, and calculated by reference to the Basic Salary); provided, however, that if the Term is extended pursuant to Paragraph 2(B) hereof, the amount payable per month to Executive shall equal (i) the Monthly Incentive Payment multiplied by 24, divided by (ii) the number of whole and partial months between the Effective Date and the Qualifying Date. All payments will be subject to withholding for taxes and other purposes as required by applicable law. During the Term, Executive will not be entitled to any increase nor subject to any decrease in such incentive payments.

           C.    Benefits.  Notwithstanding what may be
provided to other active employees of United from time to time, the only benefits that Executive shall be entitled to during the Term are as follows:

           (i)   Free and Reduced Rate Transportation.
                 United shall provide to Executive and his or her eligibles free and reduced rate transportation of the type granted to actively employed officers in accordance with company regulations as revised from time to time (the "Transportation Benefits"); provided, however, that if the Transportation Benefits, taken as a whole, are materially less favorable than United's transportation benefits as in effect as of October 1, 1998 (the "Prior Transportation Benefits"), Executive shall be provided with benefits under this Paragraph 3(C)(i) that are no less favorable to Executive than the Prior Transportation Benefits.

           (ii)  United Air Lines, Inc. Management and
                 Salaried Employees' Retirement Plan. Executive shall continue to participate in (A) the Retirement Plan and
                 (B) the United Air Lines, Inc. Supplemental Retirement Plan in accordance with their terms (hereinafter collectively the "Retirement Plans").




Executive shall be credited with 3 additional years of participation under the Supplemental Retirement Plan.

           (iii) Management Medical/Dental. Executive and his or her eligible dependents shall continue to be covered by the Management Medical/Dental Plan in the same manner as other active management employees.

           (iv)  Group Life Insurance.  Executive shall
                 continue to be covered by Group Life Insurance including Contributory Life Insurance (if so covered), on the same basis as other active management employees, provided the appropriate payroll deductions are authorized and in accordance with the terms of the policies.

           (v)   Officer's Accidental Death and
                 Dismemberment Insurance/Split Dollar Life Insurance. Executive's Officer's Accidental Death and Dismemberment coverage will continue until the end of the Term. If Executive is covered by the Officer's Split Dollar Life Insurance as of the occurrence of the United Breach, Executive will continue to be covered by such insurance until the end of the Term. In such event, the terms of Executive's coverage and option for continuation of the Officer's Split Dollar Life Insurance after the end of the Term will be explained in a separate letter upon the end of the Term.

           (vi) Disability Income Benefits. Executive will continue to be covered by United's long term disability plan (the "LTD Plan"), on the same basis as other active management employees, provided that Executive is qualified under the terms of the LTD Plan and Executive makes such payments as may be required by the Plan

           (vii) (a) Stock. Executive shall continue to participate in United's equity incentive plans (the "Equity Plans") with respect to grants made prior to the Effective Date. Grants made prior to the Effective Date other than pursuant to the Equity Plans (the "Other Grants") shall also remain outstanding. Except as otherwise provided in this Paragraph 3(C)(vii), nothing in this Agreement will increase or diminish the right of Executive to exercise any stock option that becomes exercisable according to the terms of the Equity Plans or the Other Grants, whether before or after termination. Upon the end of the Term, Executive shall be deemed to have retired, regardless of Executive's age, for purposes only of the Equity Plans and the Other Grants, so that Executive's unvested options will continue to vest and Executive will be able to exercise Executive's options until the fixed expiration date thereof; provided, however, that if Executive does not qualify for Retirement Status at the end of the Term, then (A) if the Term ends pursuant to Paragraph 2(A)(ii) above, by virtue of the operation of Paragraph 4 (B)(ii) below, Executive shall not be deemed to have retired for purposes of the Equity Plans and the Other Grants; or (B) if Executive



                 takes a Competitive Position with a
                 Competitor (each as defined in Paragraph 4(B)(ii) hereof) during the one-year period immediately following the end of the Term (the date, if any, that the Competitive Position is taken, the "Competition Date"), Executive shall be deemed to be no longer retired as of the Competition Date for purposes of the Equity Plans and the Other Grants, so that all then-unvested options held by Executive shall be forfeited and all then-vested options held by Executive shall be exercisable for the period following the Competition Date provided in the relevant Equity Plan or Other Grant (with the Competition Date deemed to be the date of termination of Executive's employment for purposes thereof) and, unless exercised, shall thereupon terminate and be forfeited.

                 (b)     Executive will not be eligible for
                 any grants made under the Equity Plans after the Effective Date.

          (viii) Other Benefits. Executive will continue to be eligible to participate in the stock purchase plan, 401(k) plan, Flexible Spending Account and Employee Stock Ownership Plan, including any plan or plans adopted in substitution therefor, and including any New Employee Stock Ownership Plan (as defined in the Initial Agreement), and be eligible for payroll savings bonds on the same basis as other active employees. Executive will also be eligible to utilize the Credit Union subject to its rules.

           (ix) Vacation and Holidays. Executive agrees to forego any unused vacation time existing as of the Effective Date and no paid vacation or holiday time will be accrued or taken after the Effective Date.

            (x) Outplacement Benefits. For a period of 12 months following the end of the Term, Executive will be provided with outplacement assistance appropriate to the Executive Position held by Executive prior to the United Breach.

           D.    Each of the benefits enumerated in
Paragraph 3(C) is subject to the practices, rules, and regulations of United, as in effect from time to time.

           E.    (i)  Notwithstanding any other
provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive hereunder, when taken together with any payment or benefits received or to be received pursuant to the terms of any other plan, arrangement or agreement with United, or any affiliate thereof (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, the payments under Paragraph 3(A) shall first be reduced, the payments under Paragraph 3(B) shall thereafter be reduced and individual benefits under Paragraph 3(C) shall thereafter be eliminated, to the extent necessary so that no portion of the


Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to
(B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments); provided, however, that Executive may elect to have individual benefits under Paragraph 3(C) eliminated prior to any reduction of the cash payments under Paragraphs 3(A) and 3(B).

                (ii)  For purposes of determining
whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the United Breach, United's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

            4.  Termination of Employment Under Agreement.
                -----------------------------------------

            A.  Non-Election of Executive.  Executive's
employment under this Agreement shall terminate and Executive will no longer have the status of an active employee of United and will no longer be entitled to any of the benefits of this Agreement
(including the entitlement to the payment and benefits described in Paragraph 3(C), other than those required by law or otherwise vested), on the happening of the earliest of the following events:

            (i)  Executive's death;

           (ii)  Any material breach by Executive of
                 Paragraph 6 or 9 hereof or the failure by Executive to provide notice to United pursuant to Paragraph
                 4(B)(ii) hereof;

           (iii) Executive's qualification for long term disability benefits under the terms of any long term disability plan or program of United, regardless of whether Executive is enrolled in any such plan or program; or

           (iv)  Executive's termination for Cause (as defined below).

For purposes hereof, "Cause" shall mean (a) the willful and continued failure by Executive to substantially perform Executive's duties with United, including the duties set forth under Paragraph 7 hereof (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board of Directors of UAL (the "Board"), which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, (b) the willful engaging by Executive in conduct, including any conduct that is a violation of Executive's duties set forth under Paragraph 8 hereof, which is demonstrably and materially injurious to United or its subsidiaries, monetarily or otherwise or (c) Executive's conviction for the commission of a felony. For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of United.

             B.  Election of Executive.  (i)  During the
Term, if Executive elects to terminate his or her employment for any reason, Executive will receive, in lieu of any further payments under Paragraphs 3(A)(ii) and 3(B) above (such payments, the "Monthly Payments"), a one time lump sum payment (subject to withholding for taxes and other purposes as required by applicable laws) in an amount equal to the sum of the remaining Monthly Payments payable under this Agreement, and will no longer be entitled to any benefits under Paragraph 3(C) (other than benefits required by law or otherwise vested). Before Executive's election to terminate under this paragraph can become effective, Executive must have provided United seven (7) days' written notice of his or her election by registered mail addressed to the General Counsel of United at its principal World Headquarters offices. Executive's termination of employment will be as of the seventh (7th) day after receipt by United of such notice, at which time he or she will no longer have the status of an active employee of United (including the entitlement to benefits described in Paragraph 3(C), other than benefits required by law or otherwise vested).

          (ii) Notwithstanding the foregoing provisions of this Paragraph 4(B), during the Term, if Executive elects to terminate his or her employment by taking a Competitive Position
(as defined below) with a Competitor (as defined below):

           (A) Upon agreeing to such employment (including for purposes of this Paragraph 4(B)(ii)(A) any employment which commences during the one-year period immediately following the end of the Term, if Executive does not qualify for Retirement Status at the end of the Term), Executive must immediately so notify United in writing by registered mail addressed to the General Counsel of United at its principal World Headquarters offices;

           (B) Executive will be deemed to have elected to terminate his or her employment under this Agreement (including the entitlement to benefits described in Paragraph 3(C)) effective as of the day Executive becomes employed by such Competitor; and

           (C) Executive will be entitled to no further compensation after such effective date.

For purposes of this Agreement, (1) "Competitor" means any airline or air carrier or any company affiliated, directly or indirectly, with another airline or air carrier and (2) "Competitive Position" means becoming employed by, become a member of the board of directors of, a consultant to, or to otherwise provide services of any nature to a Competitor directly or indirectly.

            C. Survival. Notwithstanding any termination of Executive's employment under this Agreement, Executive shall continue to be bound by (1) the provisions of Paragraphs 6 through 16 hereof, (2) the proviso to the final sentence of Paragraph 3(C)(vii)(a) and (3) the provisions of Paragraph 4(B)(ii)(A) hereof.

            5.   Regulations.  During his or her
employment, Executive will be governed by applicable United regulations, as in effect from time to time, to the extent that such regulations are consistent with Executive's status as an on-call employee.

          6.     Confidentiality.

          A.     For purposes of this Agreement
"Confidential Information" shall mean and include, but not be limited to, the kinds of services provided or proposed to be provided by United to customers, the manner in which such services are performed or offered to be performed, information concerning United's fleet plan, cost structure, strategic plan, labor strategy, information concerning the creation, acquisition or disposition of products and services, personnel information, and other trade secrets and confidential or proprietary information concerning United's business, but shall not include information which (I) is or becomes generally available to the public other than as a result of a disclosure by Executive, (II) was available to Executive on a non-confidential basis prior to its disclosure by UAL or UA, or (III) becomes available to Executive on a non-confidential basis from a person other than UAL, UA or their officers, directors, employees or agents who is not otherwise bound by any confidentiality obligations with respect to the information provided to Executive (the "Confidential Information").

            B.   (i) Executive acknowledges that: (a)
United's business is intensely competitive and that Executive's employment by United has required and during the Term may continue to require that Executive have access to and knowledge of Confidential Information of United, (b) the direct or indirect disclosure of any Confidential Information would place United at a disadvantage and would do damage, monetary or otherwise, to United's business, and (c) the engaging by Executive in any of the activities prohibited by this Paragraph 6 may constitute improper appropriation or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of United.

                (ii) Whether directly or indirectly, individually, as a director, stockholder, owner, partner, employee, principal, or agent of any business, or in any other capacity, during the Term of this Agreement and for the three (3) year period thereafter, Executive shall not make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated under this Agreement. Executive shall return any tangible Confidential Information, including photocopies, extracts and summaries thereof, or any such information stored electronically on tapes, computer disks, or in any other manner that Executive has in his or her possession (a) on the Effective Date of this Agreement, (b) at the end of the Term, and (c) at such time as United requests Executive to do so.

               (iii) Executive acknowledges and agrees that due to the confidential and proprietary nature of the Confidential Information he or she possesses, a breach or threatened breach by him or her of any of the provisions contained in this Paragraph 6 will cause United irreparable injury. Therefore, in addition to any other rights or remedies, Executive agrees that United shall be entitled to a temporary, preliminary, and permanent injunction enjoining or restraining Executive from any such violation or threatened violation, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Executive consents to jurisdiction for such enforcement in any state or federal court in the State of Illinois.

                (iv) Executive further acknowledges and agrees that due to the uniqueness of his or her services and confidential nature of the Confidential Information he or she possesses, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of United.

                Executive understands that it is United's intent to have this promise of confidentiality enforced to its fullest extent. Accordingly, Executive and United agree that, if any portion of this promise of confidentiality is unenforceable, the court should still construe and enforce this promise of confidentiality to the fullest extent permitted by law.

            C. Executive agrees to keep the terms of and circumstances surrounding this Agreement and of his or her working arrangement, as defined herein, confidential except that the source and amount of his or her income may be revealed as necessary for tax, loan purposes and the like.

            7. Non-Disparagement. A. Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (a) accuses or implies that United and/or any of its parents, subsidiaries and affiliates, together with their respective present or former officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive's employment (or the termination thereof), the business or operations of United, or otherwise; or (b) disparages, im-pugns or in any way reflects adversely upon the business or reputation of United and/or any of its parents, subsidiaries and affiliates, together with their respective present or former officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns.

            B. United agrees not to willfully authorize any statement, observation or opinion (whether oral or written, direct or indirect) that is materially injurious to Executive and that (a) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive's employment with United or (b) disparages, impugns or in any way reflects adversely upon the reputation of Executive.

            C.   Nothing herein shall be deemed to preclude
Executive or United from providing truthful testimony or information pursuant to subpoena, court order or similar legal process.

            8. Non-Solicitation of Employees. Executive agrees that Executive will not, for a period of two years following the Effective Date, directly or indirectly, for the benefit of any Competitor (as defined in Paragraph 4(B) hereof) of United, solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Incentive
Compensation Plan.

            9.   Assent and Release.  A.   In consideration
for the payments and benefits provided in this Agreement, Executive hereby voluntarily, knowingly, willingly, irrevocably, and unconditionally releases UA and UAL together with their respective parents, subsidiaries and affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents, and each of their respective predecessors, successors and assigns (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, which against them Executive or his or her successors or assigns ever had, now have or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever arising from the beginning of time to the date of this Agreement, including without limitation all claims arising under Title VII of the Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, each as amended; and all other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized, including but not limited to the California Fair Employment and Housing Act, the Colorado anti-discrimination laws, the Illinois Human Rights Act, the New Jersey Law Against Discrimination and the New York City and State Human Rights Law, each as amended. This release by Executive of the Releasees also includes, without limitation, all claims arising under each employee pension, employee welfare, and executive compensation plan of United now in effect or hereafter adopted, except for any benefits to be provided to Executive under this Agreement or in the normal course of Executive's employment through the Effective Date. It is agreed that this paragraph shall survive termination of the Agreement. Nothing in this Paragraph 9 shall affect or impair any right that Executive has to either (1) indemnification pursuant to United's bylaws or applicable law or (2) any vested benefit under United's employee benefit plans.

            B.   Executive expressly acknowledges and
agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he or she may have arising under the ADEA, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

             (i) In return for this Agreement, Executive
                 will receive compensation beyond that which he or she was already entitled to receive before entering into this Agreement;

            (ii) Executive has been advised by United to
                 consult with an attorney before signing this Agreement;

           (iii) Executive was given a copy of this Agreement on or before October 15, 1998, and was given another copy of this Agreement on ________________.* Executive has been informed that Executive has not less than forty-five (45) days from ____________** within which to consider the Agreement and, if Executive considers this Agreement for fewer than 45 days, then Executive agrees that he or she has had a reasonable period of time to consider the Agreement; and

            (iv) Executive was informed that Executive had
                 seven (7) days following the date of execution of the Agreement in which to revoke the Agreement. After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh (7th) day after Executive executed this Agreement. If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement.

            C.   Waiver of Unknown Claims.  It is the
                 intention of Executive and United in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the
___________________________________
*This date is to be the date on which Executive is given another copy of the Agreement following the occurrence of a Triggering
Event.

**This date is to be the date on which Executive is given another copy of the Agreement following the occurrence of a Triggering
Event.

provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to Executive, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.
SECTION 1542 provides:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
     THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER
     FAVOR AT TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY
     HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER
     SETTLEMENT WITH THE DEBTOR."

     Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.

     10. Non-Assignability, Assignment in the Event of Acquisition or Merger. This Agreement and the benefits hereunder are not assignable or transferable by Executive; the rights and obligations of United under this Agreement will automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidate.

     11. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of, the State of Illinois, without regard to principles of conflict of laws.

     12.  Paragraph Reference.  Any reference to
paragraphs or subparagraphs shall be references to paragraphs or subparagraphs of this Agreement unless expressly stated otherwise.

     13.  Severability.  If any provision of this
Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or application in accordance with the essential intent and purpose of this Agreement, and to this end the provisions of this Agreement are declared to be severable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law and with the essential intent and purpose of this Agreement.

     14. Supersedes Prior Agreement(s). This Agreement and the Initial Agreement supersede and void any prior oral or written agreement relating in any way to Executive's employment with UA or UAL which may have been entered into between the parties hereto.
Any change to this Agreement or the Initial Agreement after its respective effective date must be in writing and must be executed by UA, UAL and Executive.

     15.  No Mitigation.  United agrees that
Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by United pursuant to this Agreement. Furthermore, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to United, or otherwise.

     16. Legal Fees, Arbitration. United shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder or under the Initial Agreement or in seeking in good faith to obtain or enforce any benefit or right provided hereunder or under the Initial Agreement. Payments requested by Executive pursuant to this Paragraph 16 shall be made, without exception, within five
(5) business days after delivery of Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as United reasonably may require. Any dispute or controversy arising under or in connection with this Agreement or the Initial Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Executive consents to arbitration in Chicago, Illinois, as set forth above, agrees that judgment may be entered in the courts of the State of Illinois on any such arbitration award, consents to the jurisdiction of the courts of Illinois, both state and federal, for the enforcement of any such arbitration award and agrees not to disturb such choice of forum. Notwithstanding the above, Executive further agrees that United may seek temporary, preliminary or permanent injunctive relief to enforce the provisions contained in Paragraph 6, without first proceeding to arbitration.

          United and Executive, having read and
understood this Agreement and, having consulted with others as appropriate, hereby agree to be bound by its terms.

          IN WITNESS WHEREOF, the parties have
executed this Agreement effective as of _________ at the World
Headquarters of United Air Lines, Inc., 1200 East Algonquin Road,
Elk Grove Twp., Illinois 60007.

UAL CORPORATION AND                     EXECUTIVE
UNITED AIR LINES, INC.


By:  ___________________________        ________________________
     Name:
     Title:                             _______________________
                                        (Please print name)


                 (Form of the Initial Agreement)




                         UAL CORPORATION
                     UNITED AIR LINES, INC.


                                   October 6, 2000



Dear :

This letter sets forth the commitment of United Air Lines, Inc.
("UA") and UAL Corporation ("UAL," UA and UAL sometimes collectively referred to as "United") to you as follows:

     1.   Agreement.
          ---------

          (a) In the event that (i) a United Breach (as defined below) occurs on or prior to the later of (A) October 6, 2000 and
(B) the date which is 18 months after the date on which the successor to the Chief Executive Officer on the date hereof first takes office, excluding appointments designated as "interim" and
(ii) a Triggering Event (as defined below) occurs, you will have the right to enter into an agreement with United (the "Agreement") in the form annexed hereto as Exhibit A. If you choose to enter into the Agreement, United shall be obligated to enter into the Agreement as soon as practicable thereafter.

          (b) The Agreement shall govern the terms and conditions of your employment during the Term (as defined in the Agreement). You should note that, by entering into the Agreement, you will be releasing United, its affiliates and its representatives from claims relating to your employment. Please review Paragraph 7 of the Agreement at your earliest convenience, and again at the time of any Triggering Event, particularly subparagraph 7(B).

     2. (a) Occurrence of Triggering Event. A "Triggering Event" shall be deemed to have occurred upon the receipt by the General Counsel of United of written notice from you, as described in Paragraph 2(b) below (the "Notice"), of the occurrence, without your express written consent, of a United Breach. Notwithstanding any other provision hereof, a Triggering Event shall not be deemed to have occurred if such United Breach is corrected by United within 30 days following the delivery of the Notice.

          (b) Notice. The Notice must (i) be sent to the General Counsel of United at the World Headquarters of United Air Lines, Inc., 1200 East Algonquin Road, Elk Grove Twp., Illinois 60007,
(ii) be given within 90 days of your becoming aware of the United Breach and (iii) set forth in reasonable detail the facts and circumstances allegedly constituting the United Breach.

          (c) United Breach. Except as otherwise provided in this Paragraph 2, a United Breach shall constitute any of the following acts by United, or failures by United to act:

                    (i) the assignment to you of any duties
          inconsistent with your status as an officer of United or a substantial adverse alteration in the nature or status of your responsibilities from those in effect as of the date hereof;

                   (ii) a reduction by United in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (iii) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment immediately prior to such relocation, except for required travel on United's business to an extent substantially consistent with your present business travel obligations;

                   (iv) the failure by United to continue in effect any compensation plan in which you participate immediately prior to such failure, which compensation plan is material to your total compensation, including but not limited to UAL's 1981 Incentive Stock Plan and UA's Incentive Compensation Plan, or any comparable replacement plans adopted prior to such failure, unless an equitable arrangement (embodied in an ongoing replacement or alternative plan) has been made with respect to such plan;

                    (v) the failure by United to pay you an
          amount under an annual incentive compensation plan in respect of a given year that is at least substantially the amount applicable to your award as determined in accordance with the formula set forth in such plan, but calculated as if such formula contained no modification for individual performance (it being understood that such formula will include corporate performance objectives established by the Compensation Committee or the Compensation Administration Committee, as applicable, of the Board of Directors of UAL (the "Board") in its discretion), unless such failure is attributable to a normal adjustment resulting from an unfavorable written assessment of your performance under a formal performance evaluation program administered by management and applicable to all participants in the annual incentive compensation plan on a substantially similar basis (such assessment, the "Written Performance Assessment");

                   (vi) the failure by United to continue your participation in a plan described in subparagraph 2(c)(iv) hereof on at least as favorable a basis, in terms of the amount of benefits (other than as described in subparagraph 2(c)(v) hereof), timing of benefit payments or designated level of participation (including, but not limited to, your incentive opportunity) for your position (e.g., Vice President, Senior Vice President) as of the date of this letter agreement, or as such designated level may be increased from time to time thereafter (including by reason of any promotion you may receive), as existed immediately prior to such failure; provided, however, that none of the following shall constitute a United Breach:

                         (A)  with respect to a given year,
               either (1) your incentive opportunity under an annual incentive compensation plan or (2) the modified Black-Scholes value, as determined in accordance with past practice (the "Expected Value") of your annual grant of options is less than your then most recent incentive opportunity or the Expected Value of the then most recent annual grant of options made to you, as the case may be (excluding, however, in determining the Expected Value of the then most recent option grant, any reduction in such Expected Value that was attributable to a Normal Adjustment (as defined below)), so long as the value of such shortfall is fully compensated for by an increase in base salary, incentive opportunity or Expected Value of options, or by another form of equity or compensation (it being understood that the value of such other equity or compensation shall be preserved in the following year in a manner consistent with the treatment of incentive opportunity and options in this subparagraph (A)); or

                         (B)  with respect to a given year, the
               Expected Value of your annual grant of options is less than the Expected Value of the then most recent annual grant of options made to you (excluding, however, in determining the Expected Value of the then most recent option grant, any reduction in such Expected Value that was attributable to a Normal Adjustment (as defined above)), and such shortfall is a consequence of a normal adjustment resulting from an unfavorable Written Performance Assessment (such adjustment, a "Normal Adjustment");

                  (vii)  the failure by United to continue to
          provide you with benefits substantially similar to those enjoyed by you under any of United's pension, savings, life insurance, medical, health and accident, or disability plans in which you were participating immediately prior to such failure, the taking of any other action by United which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit (including, but not limited to transportation benefits) enjoyed by you at the time of such failure, or the failure by United to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with United in accordance with United's normal vacation policy in effect at the time of such failure; provided, however, that if any alteration is made to United's benefit plans and policies (other than with respect to plans which apply only to officers of United), and in connection with the implementation of such alteration you are treated at least as favorably as other active management employees generally, such alteration shall not constitute a United Breach; or

                    (viii) any purported termination of your employment by United without Cause (as defined below).

          Notwithstanding any other provision hereof:

                    (1) if (A) any reduction in your salary, compensation or benefits is implemented in connection with a broad-based employee ownership initiative in which you are a participant that is approved by the Board in accordance with the standards set forth in the UAL Restated Certificate of Incorporation (any such initiative, the "New Employee Stock Ownership Plan") and (B) in connection with the implementation of such reduction and such New Employee Stock Ownership Plan, you are treated at least as favorably as other management employees, such reduction shall not constitute a United Breach; and

                    (2) if an act or failure to act which would otherwise constitute a United Breach pursuant to any of Paragraphs 2(c)(i) through (vii) hereof arises in connection with your incapacity due to physical or mental illness, it shall not constitute a United Breach so long as United complies with its programs and policies available to you due to such illness (but any such act or failure to act which arises or continues following your return to employment following such incapacity shall constitute a United Breach).

          For purposes of subparagraphs 2(c)(v) and (vi) above, amounts deferred at your election shall be deemed paid at the time that they would have been paid to you but for your deferral election.

     3. Termination for Cause. This letter shall not affect the right of United to terminate your employment for Cause (as defined below) on or prior to the occurrence of a Triggering Event. If your employment is terminated for Cause on or prior to the occurrence of a Triggering Event, United shall be under no obligation to enter into the Agreement. For purposes hereof, "Cause" shall mean (a) the willful and continued failure by you to substantialIy perform your duties with United (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) the willful engaging by you in conduct which is demonstrably and materially injurious to United or its subsidiaries, monetarily or otherwise or (c) your conviction for the commission of a felony. For purposes of clause (a) and (b) of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of United.

     4. Dispute Resolution: Legal Fees. Any dispute under this letter agreement shall be resolved, and legal fees reimbursed, in the manner set forth in Paragraphs 15 and 16 of the Agreement, whether or not the Agreement has become effective.

     5.   Non-Assignability:  Assignment in the Event of
Acquisition or Merger. This letter agreement and the benefits hereunder are not assignable or transferable by you; the rights and obligations of United under this letter agreement will automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidate.

     6. Applicable Law. This letter agreement shall be construed in accordance with the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of, the State of Illinois, without regard to principles of conflict of laws.

     7.   Amendment.   Any change to this letter agreement after
its effective date must be in writing and must be executed by UA, UAL and Executive.

In order to confirm your receipt and acceptance of the terms of this letter agreement, please execute the enclosed copy of this letter agreement and return it to Francesca M. Maher, United's General Counsel, at the World Headquarters of United Air Lines, Inc., 1200 East Algonquin Road, Elk Grove Twp., Illinois 60007.

                                   Very truly yours,


                                   UAL Corporation and
                                   United Air Lines, Inc.


                                   By:

ACCEPTED AND AGREED TO


__________________________
Executive


__________________________
(Please print name)